Exhibit 14

INFORMATION REGARDING AIRWORKS AND THE SANDS ENTITIES

AirWorks Funding LLLP, a Georgia limited liability limited partnership (“AirWorks”)
655 Madison Avenue
23rd Floor
New York, New York 10021

AirWorks is a newly-formed limited liability limited partnership whose sole business purpose is to invest in the secured convertible promissory note issued by the Issuer and to acquire, own, hold, maintain and otherwise deal with the shares of the Issuer.

Compass Partners, L.L.C. (“Compass”)
655 Madison Avenue
23rd Floor
New York, New York 10021

Compass is a limited liability company whose business purpose is to act as the General Partner of AirWorks. Compass controls AirWorks through its role as General Partner of AirWorks.

Richard Perlman, an individual citizen of the United States (“Perlman”)
c/o AirWorks Funding LLP
655 Madison Avenue
23rd Floor
New York, New York 10021

Mr. Perlman’s present principal occupation is Chairman of the Board of TurboChef Technologies, Inc. Mr. Perlman also is the President and controlling member of Compass.

Sands Brothers Venture Capital, LLC (“SBVC I”), (ii) Sands Brothers Venture Capital II LLC (“SBVC II”), (iii) Sands Brothers Venture Capital III LLC (“SBVC III”), (iv) Sands Brothers Venure Capital IV LLC (“SBVC IV”), (v) Critical Capital Growth Fund, L.P. (“Critical Capital” and together with SBVC I, SBVC II, SBVC III, SBVC IV and Critical Capital, the “Critical Capital Entities”)
90 Park Avenue
31st Floor
New York, New York 10016

The principal business of the Critical Capital Entities is that of a private investment entity engaging in the purchase and sale of securities. Steven Sands is a manager of each of SB Venture Capital Management LLC, SB Venture Capital Management II LLC, SB Venture Capital Management III LLC and SB Venture Capital Management IV LLC, each a New York limited liability company and each the member-manager of SBVC I, SBVC II, SBVC III and SBVC IV, respectively.